Exhibit 5.1

Bogotá DC, September 8, 2014

Grupo Aval Acciones y Valores S.A.

Carrera 13 No. 27 - 47

Bogotá D.C., Colombia

Ladies and Gentlemen:

MNA Martínez Abogados Ltda. has acted as Colombian counsel to Grupo Aval Acciones y Valores S.A. (the “Company”), a sociedad anónima incorporated under the laws of the Republic of Colombia (“Colombia”) in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “SEC”), under the Securities Act of 1933, as amended, of a Registration Statement on Form F-1 (File No. 333- 197823) (as amended to the date hereof, the “Registration Statement”) and the offering by the Company of preferred shares of the Company (the “Preferred Shares”). All the Preferred Shares will be (i) deposited by the Company pursuant to a Deposit Agreement (the “Deposit Agreement”) among the Company, J.P. Morgan Chase Bank, N.A., as depositary (the “Depositary”) and holders from time to time of the American Depositary Receipts (the “ADRs”) issued by the Depositary and evidencing American depositary shares (“ADSs”) representing the Preferred Shares, and (ii) delivered in the form of ADSs.  Each ADS represents 20 Preferred Shares.

In so acting, we have examined and relied upon originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, as we have deemed necessary or appropriate for the purposes of the opinion expressed below. In all such examinations, we have assumed, without any independent investigation or inquiry of any kind, the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity and completeness of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies.

We have assumed that there are no other documents, agreements or other arrangements involving any party or other relevant instrument that may in any way affect the opinions expressed herein. We have relied as to factual matters upon, and have assumed the accuracy of, representations, statements and certificates of or from public officials and of or from officers and representatives of the Company.

Based upon the foregoing, and subject to each and all of the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Company has an authorized and outstanding capitalization as set forth in the Registration Statement and all of the Preferred Shares underlying the ADSs are duly authorized and when the price at which the Preferred Shares to be sold has been approved by or on behalf of the Board of Directors of the Company and when the Preferred Shares underlying the ADSs have been issued and delivered against payment therefor in accordance with the terms of the underwriting agreement referred to in the Prospectus which is a part of the Registration Statement, the Preferred Shares will be validly issued, fully paid and non-assessable and free of statutory preemptive rights.

We are qualified to practice law in Colombia only and therefore the opinions expressed in this letter are limited to questions arising under the laws of Colombia.

Therefore, this opinion does not cover any questions arising under or relating to any laws other than the laws of Colombia as in effect at the date of this opinion and we have assumed that there is nothing in any other law that affects our opinion.

This opinion is dated as of today and we also expressly disclaim any responsibility to advise with respect to any developments, modifications or circumstances of any kind occurring after the date hereof, even though such development or modification may affect the legal analysis, legal conclusion or any other matter set forth in or relating to this opinion letter.

We express no opinion as to any agreement, instruments or other documents other than as specified in this letter.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

We hereby consent to the filing of this opinion with SEC as an exhibit to the Registration Statement and to any related supplemental registration statement filed pursuant to the rules applicable thereto and to the reference made to our firm under the caption “Legal matters” of the Registration Statement. In giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

MNA Martinez Abogados Ltda.

/s/ Nestor Camilo Martínez Beltrán